                              ASSIGNMENT AGREEMENT

         THIS ASSIGNMENT AGREEMENT is entered into as of this 20th day of March, 1995 by and between South China (Jersey) Holdings Limited (hereinafter called the "Assignor"), a Jersey, Channel Islands Company, with its registered office at LeGallais Chambers, 54 Bath Street, St. Helier, Jersey, Channel Islands, and Vaneton International Inc. (hereinafter called the "Assignee"), a corporation organized and existing under the laws of the British Virgin Islands, and having its registered office at P.O. Box 3340, Road Town, Tortola, British Virgin Islands.

                              W I T N E S S E T H

         WHEREAS, Assignor entered into that certain Stock Purchase Agreement dated February 14, 1995, as amended by the First Amendment Agreement dated March 17, 1995 (said Stock Purchase Agreement as amended by said First Amendment Agreement is hereinafter referred to as the "Stock Purchase Agreement") by and among Assignor and Lawrence S. Phillips ("LSP"), in his individual capacity and as a trustee of the trusts created under (i) the Second Amended and Restated Trust Agreement dated January 12, 1995 made by Madelyn S. Phillips (the "Trust A Trust Agreement"), (ii) the Third Amended and Restated Trust Agreement dated December 12, 1994 made by Madelyn S. Phillips (the "Trust B Trust Agreement") and (iii) the Trust Indenture dated November 15, 1989 made by Carol Phillips Green, as grantor (the "Carol Phillips Green 1989 GRIT Trust Agreement"); Carol Phillips Green ("CPG"), in her individual capacity and as a trustee of the trusts created under (i) the Trust A Trust Agreement, (ii) the Trust B Trust


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Agreement and (iii) the Trust  Indenture dated October 31, 1989 made by Lawrence
S. Phillips, as grantor (the "Lawrence S. Phillips 1989 GRIT Trust Agreement" and, together with the Trust A Trust Agreement, the Trust B Trust Agreement and the Carol Phillips Green 1989 GRIT Trust Agreement, the "Trust Agreements"; the trusts created under the Trust Agreements are sometimes hereinafter collectively referred to as the "Trusts"); Cathy Green ("CG"), solely in her capacity as a trustee of the trust created under the Carol Phillips Green 1989 GRIT Trust Agreement; Madelyn S. Phillips ("MSP"), solely in her individual capacity; Roxane Phillips ("RP"), solely in her individual capacity; Laura Phillips ("LP"), solely in her individual capacity; and Douglas Green ("DG"), solely in his individual capacity (LSP, CPG, and CG in their capacities as trustees under the Trusts are sometimes hereinafter referred to as the "Trustees" and the Trustees, together with LSP, CPG, MSP, RP, LP and DG, in their individual capacities, are hereinafter collectively referred to as the "Shareholders") pursuant to which Assignor has agreed to purchase from the Shareholders, and the Shareholders have agreed to sell to Assignor, the number of shares of Common Stock, par value $1.00 per share (the "Common Stock") of Phillips-Van Heusen Corporation, a Delaware corporation (the "Corporation"), described therein; and

         WHEREAS, Assignor wishes to assign all of its right, title and interest in the Stock Purchase Agreement to Assignee, and Assignee wishes to accept such assignment.


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         NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Assignment. Assignor hereby assigns to Assignee all its right, title and interest in the Stock Purchase Agreement and Assignee, in consideration of said assignment, agrees to assume all the obligations and liabilities of Assignor under the Stock Purchase Agreement.

         2. Governing Law. The validity, construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the internal laws of the State of New York without regard to the conflicts of law.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment Agreement on the date first above written.

                                     SOUTH CHINA (JERSEY) HOLDINGS LIMITED


                                     By:        R. Lee
                                         ---------------------------------------
                                         Name:  R. Lee
                                         Title: Director



                                     VANETON INTERNATIONAL INC.

                                     By:        R. Lee
                                         ---------------------------------------
                                         Name:  R. Lee
                                         Title: Director


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